OPINION OF COUNSEL TO THE COMPANY



                                January 14, 1999

NUWAVE Technologies, Inc.
One Passaic Avenue
Fairfield, New Jersey  07004

                     Re: Registration Statement on Form SB-2

Dear Sirs:

         We have acted as counsel to NUWAVE Technologies, Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form SB-2 (the "Registration Statement"), relating to the proposed sale by certain stockholders of the Company (the "Selling Stockholders") of:

(a) 2,742,904 shares of common stock, par value $0.01 per share ("Common Stock"), of the Company issued to certain Selling Stockholders in connection with the Company's private equity placement between May 19, 1998 and June 6, 1998 (the "Private Placement");

(b) 2,057,207 Class A Redeemable Warrants of the Company issued to certain Selling Stockholders in connection with the Private Placement;

(c) 2,057,207 shares of Common Stock issuable upon exercise of the Class A Redeemable Warrants described in (b) above;

(d) 18.2 Unit Warrants of the Company issued to certain Selling Stockholders in connection with the Private Placement;

(e) 688,084 shares of Common Stock issuable upon exercise of the Unit Warrants described in (d) above;

(f) 516,068 Class A Redeemable Warrants issuable upon exercise of the Unit Warrants described in (d) above;

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(g)      516,068 shares of Common Stock issuable upon exercise of the Class A
         Redeemable Warrants which underlie the Unit Warrants described in (d) above; and

(h) 400,000 shares of Common Stock issuable upon exercise of warrants (the "Consultant Warrants") of the Company issued to certain Selling Stockholders pursuant to a consulting agreement (the "Consulting Agreement"), dated as of March 3, 1998, between the Company and Janssen-Meyers Associates, L.P. ("Janssen-Meyers").

         The issued and outstanding securities described in (a), (b) and (d) above are hereinafter referred to as the "Issued Securities." The securities issuable upon exercise of various warrants as described in (c), (e), (f), (g) and (h) above are hereinafter referred to as the "Issuable Securities."

         The Issued Securities were issued in the Private Placement pursuant to
(i) the Placement Agency Agreement (the "Placement Agency Agreement"), dated as of May 11, 1998, between the Company and Janssen-Meyers, (ii) the Warrant Agreement (the "Warrant Agreement"), dated May 15, 1998, between the Company and American Stock Transfer & Trust Company, (iii) the Placement Agent's Unit Purchase Warrant Agreement (the "Unit Purchase Warrant Agreement"), dated May 19, 1998, between the Company and Jannssen-Meyers and (iv) the Subscription Agreements (the "Subscription Agreements"), entered into by the Company and certain accredited investors, in connection with such Private Placement, between May 19, 1998 and June 6, 1998.

         In connection with the foregoing, we have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Company), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinion we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Company.

         We have assumed that each of the Placement Agreement, the Warrant Agreement, the Unit Purchase Warrant Agreement, each of the Subscription Agreements and the Consulting Agreement have been duly authorized, executed and delivered by the parties thereto. In addition, the opinions expressed herein are based on states of law, documentation and fact as they exist on the date hereof and we do not undertake to advise you of any changes therein which hereafter may be brought to our attention.

         Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that:

         1. The Issued Securities are legally issued, fully paid and non-assessable.

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         2.   The Issuable Securities, when issued and paid for upon valid exercise of the Class A Redeemable Warrants, the Unit Warrants and/or the Consultant Warrants, in accordance with their terms, will be legally issued, fully paid and non-assessable.

         This opinion is rendered to the Company in connection with the filing of the Registration Statement and for no other purpose. We are members of the Bar of the State of New York and express no opinion as to the laws of any jurisdiction other than the laws of the United States of America, the State of New York and, to the extent necessary to render the opinions set forth herein, the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus which is included in the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

                                         Very truly yours,



                                         /S/ DECHERT PRICE & RHOADS